CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated December 22, 2020, accompanying the financial statements of High Yield Corporate Trust, 4-7 Year Series 16 (included in Invesco Unit Trusts, Taxable Income Series 613) as of August 31, 2020, and for the period from September 5, 2018 (date of deposit) through August 31, 2019 and for the year ended August 31, 2020, and the financial highlights for the period from September 5, 2018 (date of deposit) through August 31, 2019 and for the year ended August 31, 2020, contained in this Post-Effective Amendment No. 2 to Form S-6 (File No. 333-215720) and Prospectus.

We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
December 22, 2020